UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2020

PASSAGE BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39231	82-2729751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Commerce Square 2001 Market Street, 28th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(267) 866-0311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	PASG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Lease Agreement

On April 10, 2020, Passage Bio, Inc. (the “Company”) entered into a lease agreement (the “One Commerce Lease”) with Commerce Square Partners - Philadelphia Plaza, L.P. (the “Landlord”), with an expected commencement date of January 1, 2021 (the “One Commerce Commencement Date”) and expected expiration date of November 1, 2031. The One Commerce Lease premises include approximately 37,000 square feet, located at 2005 Market Street, Philadelphia, Pennsylvania 19103 (the “Premises”). The Company expects to use the Premises as its new corporate headquarters. The Company has an option to extend the term of the One Commerce Lease by up to two five-year terms. The aggregate estimated rent payments due over the initial term of the One Commerce Lease is approximately $20.4 million.

The Company will post a security deposit in the amount of $34,046.84. The Landlord also will provide the Company with a tenant improvement allowance of up to approximately $2.8 million.

The foregoing description of the One Commerce Lease is qualified in its entirety by reference to the One Commerce Lease, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Amendment to Existing Lease Agreement

On April 10, 2020, the Company and Philadelphia Plaza – Phase II LP (the “Existing Landlord”) entered into a first amendment (the “Lease Amendment”) to the lease dated September 26, 2018, between the Company and the Existing Landlord (the “Prior Lease”) for the lease of approximately 8,887 square feet located at Two Commerce Square located at 2001 Market Street, Philadelphia, Pennsylvania 19103. Under the terms of the Lease Amendment, and provided that the Company is not in breach of the Prior Lease, the Prior Lease shall terminate five business days after the One Commerce Commencement Date.

The foregoing description of the Lease Amendment is qualified in its entirety by reference to the Lease Amendment, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Manufacturing and Supply Agreement

On April 13, 2020, the Company entered into a development services and clinical supply agreement (the “Manufacturing and Supply Agreement”) with Catalent Maryland, Inc. (formerly Paragon Bioservices, Inc.) (“Catalent,” together with the Company, the “Parties”) to secure clinical scale manufacturing capacity for batches of active pharmaceutical ingredients for the Company’s gene therapy product candidates. The Manufacturing and Supply Agreement confirms the terms contemplated by the collaboration agreement previously entered into between the Parties (the “Existing Collaboration Agreement”). The Existing Collaboration Agreement continues to be in effect pursuant to its terms.

Under the terms of the Manufacturing and Supply Agreement, Catalent has agreed to manufacture batches of drug product for the Company’s gene therapy product candidates at the dedicated specified manufacturing suite at a Catalent facility (the “Dedicated Clean Room Suite”) provided for in the Existing Collaboration Agreement. The Manufacturing and Supply Agreement provides for a term of five years which period may be extended once, at the Company’s option, for an additional five year-period. In consideration for the Dedicated Clean Room Suite, the Company has agreed to minimum annual purchase obligations for batches of drug product, subject to adjustments for inflation.

The Company has the right to terminate the Manufacturing and Supply Agreement for convenience or other reasons specified in the Manufacturing and Supply Agreement upon prior written notice. Either Party may terminate the Manufacturing and Supply Agreement upon an uncured material breach by the other Party, upon the bankruptcy or insolvency of the other Party or if the other Party is suspended or debarred by the FDA or the U.S. government. If the Company terminates the Manufacturing and Supply Agreement for convenience and certain other specified events, it is obligated to pay an early termination fee to Catalent.

The foregoing description of the Manufacturing and Supply Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, with confidential portions redacted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSAGE BIO, INC.

Date: April 14, 2020	By:	/s/ Richard Morris
Richard Morris
Chief Financial Officer

3